Exhibit 5.1

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

August 2, 2021

Alight, Inc.

4 Overlook Point

Lincolnshire, IL 60069

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as special counsel to Alight, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 2, 2021 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

The Registration Statement relates to the issuance from time to time by the Company of up to 44,500,000 shares of its Class A Common Stock, consisting of (i) 33,500,000 shares of Class A Common Stock issuable upon the exercise of the Public Warrants based on the number of Public Warrants outstanding as of July 2, 2021 and (iii) 10,000,000 shares of Class A Common Stock that may be issued upon the exercise of the Forward Purchase Warrants that were initially issued to Cannae Holdings, Inc. and THL FTAC LLC, each in connection with separate Forward Purchase Agreements with Foley Trasimene Acquisition Corp. (“FTAC”) dated as of May 8, 2020 (the “Forward Purchase Agreements”).

The Registration Statement also relates to the offer and sale by certain selling securityholders named in the Registration Statement (the “Selling Holders”) of up to a total of 466,378,526 shares of Class A Common Stock (collectively, the “Secondary Shares”) consisting of: (i) 346,318,485 shares of Class A Common Stock (the “Secondary Outstanding Shares”), (ii) 10,000,000 shares of Class A Common Stock that may be issued upon exercise of the Forward Purchase Warrants, (iii) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-1 Common Stock (including 259,683 shares of Class B-1 Common Stock issuable upon conversion of shares of Class Z-B-1 Common Stock), (iv) 4,580,391 shares of Class A Common Stock issuable upon the conversion of shares of Class B-2 Common Stock (including 259,683 shares of Class B-2 Common Stock issuable upon conversion of shares of Class Z-B-2 Common Stock), (v) 4,776,488 shares of Class A Common Stock

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August 2, 2021

issuable upon conversion of shares of Class Z-A Common Stock, (vi) 80,989,438 shares of Class A Common Stock issuable upon the conversion of Class A Units (including (x) 2,375,949, 2,375,949 and 2,626,580 Class A Units issuable upon conversion of Class B-1 Units, Class B-2 Units and Class Z-A Units, respectively, (y) 142,799 Class A Units issuable upon conversion of Class B-1 Units converted from Class Z-B-1 Units and (z) 142,799 Class A Units issuable upon conversion of Class B-2 Units converted from Class Z-B-2 Units) and the surrender and cancellation of a corresponding number of shares of Class V Common Stock and (vii) 15,133,333 shares of Class A Common Stock issuable upon the conversion of Class C Units.

The Registration Statement also relates to the offer and sale by certain Selling Holders of up to 10,000,000 Forward Purchase Warrants.

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate”) filed with the Secretary of State of the State of Delaware on July 2, 2021, (ii) minutes and records of the proceedings of the Company with respect to the issuance and sale of the Shares, (iii) the Forward Purchase Agreements, (iv) the Second Amended and Restated Limited Liability Company Agreement of Alight Holding Company, LLC, dated as of July 2, 2021, by and among the Company, Alight Holding Company, LLC, certain subsidiaries of the Company and the other members of Alight Holding Company, LLC, (v) the Warrant Agreement, dated May 29, 2020, between FTAC and Continental Stock Transfer & Trust Company (the “Form of Warrant Agreement”), (vi) Warrant Assumption Agreement, dated as of July 2, 2021, by and among the Company, FTAC, and Continental Stock Transfer & Trust Company (the “Warrant Assumption Agreement”) and (vii) the Registration Statement and the exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

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August 2, 2021

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.	The Secondary Outstanding Shares have been duly authorized, validly issued and fully paid and are non-assessable.

2.

With respect to the Secondary Shares other than the Secondary Outstanding Shares, (a) the shares of Class A Common Stock, when issued and delivered by the Company upon conversion of the shares of Class B-1 Common Stock, Class B-2 Common Stock and Class Z-A Common Stock as described herein, will be validly issued, fully paid and nonassessable; (b) the shares of Class A Common Stock, when issued upon the exchange of Class A Units and the surrender and cancellation of a corresponding number of shares of Class V Common Stock as described herein, will be validly issued, fully paid and nonassessable; and (c) the shares of Class A Common Stock, when issued and delivered by the Company upon conversion of Class C Units as described herein, will be validly issued, fully paid and nonassessable.

3.	The Public Warrants and Forward Purchase Warrants constitute valid and binding obligations of the Company enforceable in accordance with their terms.

4.

The shares of Class A Common Stock issuable upon the exercise of the Public Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Public Warrants and, when issued and delivered in accordance with the terms of the Form of Warrant Agreement, as modified by the Warrant Assumption Agreement, will be validly issued, fully paid and nonassessable.

5.

The shares of Class A Common Stock issuable upon the exercise of the Forward Purchase Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Forward Purchase Warrants and, when issued and delivered in accordance with the terms of the Form of Warrant Agreement, as modified by the Warrant Assumption Agreement, will be validly issued, fully paid and nonassessable.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of New York and the General Corporation Law of the State of Delaware (under which the Company is incorporated).

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of

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August 2, 2021

equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the General Corporation Law of the State of Delaware. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates of officials of the Company, public officials, and others as we have deemed appropriate.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the present laws of the State of New York or the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP